UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Bassett Furniture Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BASSETT FURNITURE INDUSTRIES, INCORPORATED

Bassett, Virginia

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 6, 2019

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the “Company”), will be held at the Company’s headquarters in Bassett, Virginia, on Wednesday, March 6, 2019, at 10:00 a.m., local time, for the purpose of considering and acting upon the following:

1.	The election of eight Directors.

2.	A proposal to ratify the selection of Ernst & Young LLP as its independent registered public accounting firm for the fiscal year ending November 30, 2019.

3.	To consider and act on an advisory vote regarding the approval of compensation paid to certain executive officers (“say-on-pay”).

4.	To consider and act on an advisory vote regarding the frequency of stockholder approval of the compensation paid to certain executive officers (“say-on-frequency”).

5.	Any and all other matters that may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on January 17, 2019 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof, and only holders of Common Stock of the Company of record at such date will be entitled to notice of or to vote at the meeting.

YOUR VOTE IS VERY IMPORTANT TO US. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, PLEASE ACT PROMPTLY TO VOTE YOUR SHARES BY RETURNING THE ENCLOSED PROXY, DATED AND SIGNED. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS EXERCISED AND WILL NOT BE EXERCISED IF YOU ATTEND THE MEETING AND VOTE IN PERSON.

By Order of the Board of Directors

Robert H. Spilman, Jr.
Chairman and Chief Executive Officer

Bassett, Virginia

February 5, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MARCH 6, 2019

The Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders and the Annual Report for the fiscal year ended November 24, 2018 are available at http://investors.bassettfurniture.com

BASSETT FURNITURE INDUSTRIES, INCORPORATED

3525 Fairystone Park Highway, Bassett, Virginia 24055

PROXY STATEMENT

General

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Stockholders of Bassett Furniture Industries, Incorporated (the “Company” or “Bassett”) to be held at the Company’s headquarters in Bassett, Virginia, at 10:00 a.m., local time, on Wednesday, March 6, 2019. This Proxy Statement and accompanying proxy are being sent to the stockholders of the Company on or about February 5, 2019.

The Company’s directors, officers and employees may solicit proxies in person or by telephone, e-mail, or other means for no additional compensation. Brokers, dealers, banks or voting trustees, or their nominees, who hold stock in their names for others or hold stock for others who have the right to give voting instructions, will be asked to forward proxy materials to their principals and request authority for the execution of the proxy. The Company will reimburse such institutions for their reasonable expenses in so doing. The total cost of soliciting proxies will be borne by the Company.

Any stockholder of record may revoke his or her proxy before it is exercised by (1) sending written notice to Jay R. Hervey, Vice President, Secretary and General Counsel, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055, (2) timely delivering a valid, later-dated proxy or (3) by attending the meeting and electing to vote in person. Any beneficial owner of common stock may revoke his or her proxy before it is exercised by contacting his or her bank, broker or other stockholder of record and submitting revised voting instructions. Proxies received by the Company that are in proper form will be voted as set forth on the proxy at the meeting or any adjournment of the meeting. If your shares are held in street name with your broker or by a nominee and you wish to vote in person at the meeting you will need to obtain a legal proxy from the institution that holds your shares and provide that legal proxy at the meeting.

The only matters to be considered at the meeting, so far as known to the Board of Directors, are the matters set forth in the Notice of Annual Meeting of Stockholders, and routine matters incidental to the conduct of the meeting. However, if any other matters should come before the meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy, or their substitutes, to vote said proxy in accordance with their judgment on such matters.

Stockholders present or represented and entitled to vote on a matter at the meeting or any adjournment thereof will be entitled to one vote on such matter for each share of Common Stock, par value $5.00 per share, of the Company (the “common stock”) held by them of record at the close of business on January 17, 2019, which is the record date for determining the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof. The number of shares of common stock of the Company outstanding on January 17, 2019, was 10,535,506. Voting on all matters, including the election of Directors, may be by written ballot, voice vote or show of hands.

If you hold your shares in street name through a brokerage account, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting in the absence of your voting instructions. Under the NASDAQ Stock Market (“NASDAQ”) rules, your broker may vote your shares in its discretion on “routine matters.” We believe that the ratification of the appointment of our independent registered public accounting firm is a routine matter on which brokers will be permitted to vote on behalf of their clients if no voting instructions are furnished. We believe that the election of directors, the say-on-pay advisory vote and the say-on-frequency advisory vote are not routine matters. When a matter is not routine and brokers have not received voting instructions from their clients, brokers cannot vote the shares on that matter. This is commonly referred to as a broker non-vote.

Presence in person or by proxy of the holders of a majority of the outstanding shares of common stock entitled to vote at the meeting will constitute a quorum. If a quorum is present, Directors will be elected by a plurality of the votes cast. Action on Proposals 2 and 3 will be approved if the votes cast in favor of the action exceed the votes cast opposing the action. With respect to Proposal 4, the advisory say-on-frequency vote will be adopted for state law purposes if the votes for one of the three options (one, two, or three years) exceed the votes cast for the other two options combined. However, the Company will consider stockholders to have expressed a non-binding preference for the frequency option that receives the most favorable votes. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count toward a quorum but will have no effect on the action taken with respect to such matter.

Principal Stockholders and Holdings of Management

The table below presents certain information as to the only persons known to the Company to be the beneficial owners of more than 5% of the common stock of the Company as of January 17, 2019. Except as otherwise noted, each of the beneficial owners listed below has sole voting and investment power with respect to the shares listed.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of common stock outstanding

GAMCO Investors, Inc. et.al. One Corporate Center Rye, NY 10580	1,383,844	(1)	13.1%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	901,823	(2)	8.6%

BlackRock Inc. 55 East 52nd Street New York, New York 10055	745,137	(3)	7.1%

Royce & Associates, LP 745 Fifth Avenue New York, New York 10151	637,994	(4)	6.1%

Renaissance Technologies LLC	559,800	(5)	5.3%

(1)

As reported in a Schedule 13D/A filed on July 11, 2018, Gabelli Funds, LLC has sole voting and dispositive power with respect to 275,500 of these shares; GAMCO Asset Management Inc. has sole voting power with respect to 717,024 of these shares and sole dispositive power with respect to 852,274 of these shares; Teton Advisors, Inc. has sole voting and dispositive power with respect to 253,070 of these shares; Gabelli Securities, Inc. has sole voting and dispositive power with respect to 3,000 of these shares; and Mario Gabelli is deemed to have beneficial ownership of the shares held by each of the foregoing persons. See the Schedule 13D/A for certain disclaimers of beneficial ownership and interests of related entities in these shares.

(2)

Dimensional Fund Advisors LP (“Dimensional”), a registered investment adviser, may be deemed to have beneficial ownership of these shares which are held by certain investment companies, trusts and accounts for which Dimensional serves as investment manager, adviser or sub-adviser. Dimensional has sole dispositive power with respect to all of these shares and sole voting power with respect to 885,426 of these shares. Dimensional disclaims beneficial ownership of all such shares. The information provided is based upon a Schedule 13G/A filed on February 9, 2018 by Dimensional.

(3)

BlackRock, Inc., as a parent holding company of certain investment advisory and management subsidiaries, has sole voting power with respect to 733,048 of these shares and sole dispositive power with respect to all of these shares.  The information provided is based upon a Schedule 13G/A filed on January 29, 2018.

(4)

Royce & Associates, LP, a registered investment adviser, has sole voting and dispositive power with respect to these shares.  The information provided is based upon a Schedule 13G/A filed on January 14, 2019.

(5)

Renaissance Technologies LLC (“Renaissance”), a registered investment adviser, may be deemed to have beneficial ownership of these shares which are held by certain investment companies, trusts and accounts for which Dimensional serves as investment manager, adviser or sub-adviser. Renaissance has sole dispositive power with respect to 545,890 of these shares and sole voting power with respect to 540,806 of these shares. The information provided is based upon a Schedule 13G filed on February 14, 2018.

The following information with respect to beneficial ownership, as of January 17, 2019, of shares of common stock is furnished with respect to (i) each current Director and Director nominee of the Company, (ii) each executive officer named in the Summary Compensation Table appearing later in this Proxy Statement and (iii) all current Directors and executive officers as a group:

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of common stock outstanding
John R. Belk	27,803		*
Kristina Cashman	9,370		*
Paul Fulton	64,285		*
Virginia W. Hamlet	3,130		*
George W. Henderson, III	22,742		*
J. Walter McDowell	8,066		*
Robert H. Spilman, Jr.	215,567	(1)	2.04%
William C. Wampler, Jr.	13,360		*
William C. Warden, Jr.	30,742		*
Bruce R. Cohenour	32,859	(2)	*
John E. Bassett III	40,385	(3)	*
J. Michael Daniel	44,248		*
Mark S. Jordan	17,020	(4)	*
Directors and executive officers as a group (16 persons)	686,051	(1)(2)(3)(4)(5)	6.54%

*	Less than 1% of the outstanding common stock.
(1)	Includes 16,139 shares held by Mr. Spilman’s wife, and 13,947 shares held in trust of which Mr. Spilman is beneficiary.
(2)	Includes 8,496 shares held by Mr. Cohenour’s wife.
(3)	Includes 500 shares held by Mr. Bassett’s wife.
(4)	Includes shares subject to options that are currently exercisable or exercisable within 60 days as follows: Mr. Jordan: 3,100.
(5)	Includes 8,350 shares subject to options held by executive officers that are currently exercisable or that are exercisable within 60 days.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

At the meeting, eight Directors will be elected to serve, subject to the provisions of the Bylaws, until the 2020 Annual Meeting of Stockholders and until their successors are duly elected and qualified. It is the intention of the persons named in the accompanying proxy to vote all proxies solicited by the Board of Directors FOR the eight nominees listed below unless authority to vote for the nominees or any individual nominee is withheld by a stockholder in such stockholder’s proxy. If for any reason any nominee shall not become a candidate for election as a Director at the meeting, an event not now anticipated, the proxies will be voted for the eight nominees including such substitutes as shall be designated by the Board of Directors.

The eight nominees for election as Directors are listed below. All of the nominees are currently members of the Board of Directors and all except Virginia W. Hamlet were elected to their current terms, which expire in 2019, at the Annual Meeting of Stockholders held on March 7, 2018. Ms. Hamlet was elected by the Board of Directors in March 2018 based on the recommendation of two non-management directors and the Board chairman. We are asking our stockholders to re-elect each of our current directors at the Annual Meeting of Stockholders, except for Mr. Paul Fulton. Upon the expiration of the Board’s current term, the Board will consist of eight directors. The information set forth below includes, with respect to each nominee for election as Director, his or her age, principal occupation and employment during the past five years, the year in which he or she first became a Director of the Company, directorships held by each at other public companies during the past five years and the specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a Director. In addition, our Board believes that each individual below has demonstrated outstanding achievement in his or her professional career; broad experience; wisdom, personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties.

Name and director since	Age	Occupation during past five years, directorships and qualifications

John R. Belk 2016	60

Private Investor. President and Chief Operating Officer of Belk, Inc., from 2004 to 2016. Director, Harris Teeter Supermarkets, Inc. (1997 – 2014). As president of a major department store chain and a director of other public companies over the last twenty years, Mr. Belk’s knowledge of retail, real estate, emerging technologies, merchandising and marketing is of great value to the Company, especially in the areas of retail and enhancing the consumer’s connection with our brand.

Kristina Cashman 2007	52

Chief Financial Officer, Upward Projects, LLC from 2018 to present; Chief Financial Officer, Hopdoddy Burger Bar, Inc. from 2014 to 2018; President of Guy and Larry Restaurants, Inc. from 2011 to 2016; Chief Financial Officer of Eddie V’s Restaurants, Inc. from 2006 through 2011; Chief Financial Officer and Secretary of P.F. Chang’s China Bistro, Inc. from 2001 to 2006; Controller of P.F. Chang’s China Bistro, Inc. from 1996 to 2001. As president of one restaurant chain and chief financial officer of three restaurant chains over the last 17 years, one of which being a public company, and as an audit manager with Ernst & Young LLP prior to her employment at P.F. Chang’s, Ms. Cashman brings development, management, financial and accounting experience to the Board and its Audit Committee.

Virginia W. Hamlet 2018	56

Owner of Hamlet Vineyards; Director of the Harvest Foundation; Member of the Board of Trustees of Averett University from 2011 to 2015. Ms. Hamlet is well qualified to serve as a member of the Board of Directors due to her entrepreneurial background in residential design and marketing and her experience as a civic leader in the community.

Name and director since	Age	Occupation during past five years, directorships and qualifications

George W. Henderson, III 2004	70

Private Investor; Chairman and Chief Executive Officer, Burlington Industries, Inc. (manufacturer of textile products) from 1995 to 2003. Director, Lincoln National Corporation, from 2006 to present. Mr. Henderson’s experience as the chief executive officer of a major textile manufacturer provides the Board with both leadership skills and an in depth understanding of an industry that has experienced similar challenges as the furniture industry due to increasing foreign competition and outsourcing of manufacturing operations, and as the former chief executive of a public company his experience with oversight of financial reporting and accounting functions bring valuable experience to the Audit Committee.

J. Walter McDowell 2011	68

Private Investor; Business Consultant. Chief Executive Officer, Carolinas/Virginia Banking – Wachovia Corporation from 2005 to 2007. Mr. McDowell’s more than 35 years of experience at Wachovia, including as the head of a major division of the bank, and later in financial and business consulting, provides valuable perspectives into the protection and deployment of the Company’s balance sheet and into its banking relationships, and provides the Audit Committee with valuable insights into the analysis of the Company’s financial statements.

Robert H. Spilman, Jr. 1997	62

Chairman since 2016 and President and Chief Executive Officer of the Company since 2000; President and Chief Operating Officer of the Company from 1997 to 2000. Director, Harris Teeter Supermarkets, Inc. (2002 – 2014) and Dominion Energy, Inc., from 2009 to present. Mr. Spilman’s 35 year career at the Company, including 17 years as Chief Executive Officer, gives him an in-depth knowledge of the Company and the furniture industry.

William C. Wampler, Jr. 2004	59

Managing Member of Wampler Consulting Group, LLC since 1995 and of WSWRS, LLC since 2017; former Executive Director, New College Institute from 2012 to 2015; former member of the Senate of the Commonwealth of Virginia from 1988 to 2012; Retired Colonel, U.S. Army Reserve. As a former member of the Senate of Virginia and being the former ranking member of the Finance Committee for his party, Mr. Wampler brings to the Board over 24 years of experience in leadership, developing consensus and balancing budgets.

William C. Warden, Jr. 2004	66

Private Investor. Executive Vice President, Lowe’s Companies, Inc. from 1996 to 2003. Director, Harris Teeter Supermarkets, Inc. (2008 – 2014). Through his senior management experience at a national retail chain, Mr. Warden brings to the Board expertise in real estate, legal and administrative matters that are particularly relevant to the Company’s growing retail operations.

CORPORATE GOVERNANCE

Board and Board Committee Information

Our Board of Directors currently consists of nine directors. The Board of Directors has determined that each of Mses. Cashman and Hamlet, the Hon. Sen. Wampler and Messrs. Belk, Henderson, McDowell and Warden are independent, as defined by NASDAQ. The Board of Directors met five times during the 2018 fiscal year. Each Director attended at least 75% of the meetings of the Board of Directors and committees on which such Director served. It is the policy of the Company that Directors nominated for election should attend annual meetings of stockholders. A regular meeting of the Board of Directors is scheduled in conjunction with the annual meeting, and all but one of the eight Directors who were then serving on and nominated for election to the Board attended last year’s annual meeting. The one director not in attendance was recovering from surgery.

The Board of Directors currently has two standing committees: an Audit Committee and an Organization, Compensation and Nominating Committee. The charters for both of these committees are available on the Company’s website at www.bassettfurniture.com.

Audit Committee: The Audit Committee is composed of Ms. Cashman and Messrs. Henderson and McDowell. Among other things, the Audit Committee engages or dismisses independent auditors; approves all audit, audit-related and other auditor fees and services; reviews, evaluates and monitors the performance of audit activities; reviews periodic financial filings; and reviews internal audit activities. The Board of Directors has determined that each member of the Audit Committee meets the current independence and experience requirements contained in the listing standards of NASDAQ. The Board of Directors has also determined that each of Ms. Cashman and Messrs. Henderson and McDowell is an “audit committee financial expert” as defined in the regulations promulgated by the Securities and Exchange Commission (the “SEC”). The Audit Committee met seven times during the 2018 fiscal year.

Organization, Compensation and Nominating Committee: The Organization, Compensation and Nominating Committee is composed of Messrs. Belk and Warden, Ms. Hamlet and the Hon. Sen. Wampler. The Committee reviews and makes recommendations to the Board of Directors with respect to executive compensation; establishes, reviews and recommends changes to the organizational structure of the Company so as to best utilize the management resources to respond to the changing demands of the marketplace; reviews the individual performance of each Director in terms of overall contribution to the betterment of the Company, including meeting attendance and participation; reviews the composition of the Board; and recommends a slate of Directors for nomination to the Board. The Organization, Compensation and Nominating Committee met three times during the 2018 fiscal year.

Board Leadership Structure and Board’s Role in Risk Oversight. Robert H. Spilman, Jr. has served as the Company’s President and Chief Executive Officer since 2000 and also as Chairman of the Board since 2016. William C. Warden, Jr. currently serves as Lead Independent Director.

The Board has no policy with respect to the separation of the offices of Chairman and the Chief Executive Officer. Mr. Spilman, after more than 30 years with the Company, including the last eighteen years as President and CEO, was named Chairman of the Board in 2016. Mr. Spilman has extensive knowledge of our industry, generally, and the Company’s business in particular. We believe this background enhances the role of Chairman of the Board in the development of long-term strategic plans and serving as counsel to senior management in the implementation of such plans.

Mr. Warden, who has served on the Board for more than fourteen years, during several of which he also served as Audit Committee chairman, was named Lead Independent Director in 2016. As Lead Independent Director, Mr. Warden is involved in the board meeting agenda, consults with Board committee chairs, serves as liaison between the Chairman and the rest of the Board, presides during meetings of the Board in executive session and in the Chairman’s absence, and consults with the Chairman on stockholder and board matters.

Our Board of Directors believes that this leadership structure helps provide a well-functioning and effective balance between strong company leadership, an independent Lead Director and oversight by active, independent directors. For the above reasons, the Board of Directors believes the current leadership structure is appropriate for the Company.

Our Board of Directors also believes that full and open communication between management and the Board of Directors is essential for effective risk management and oversight. Our Board meets with senior management at regular Board meetings to discuss strategy and risks facing the Company. Periodically, senior management delivers presentations to our Board or a Board committee regarding strategic matters and matters involving material risk.

While our Board of Directors is ultimately responsible for risk oversight, our Board committees assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting, disclosure controls and procedures and legal and regulatory compliance. The Audit Committee discusses with management and the independent auditor significant business, financial and legal risk exposures and the steps management has taken to monitor and control such exposure. The Organization, Compensation and Nominating Committee assists our Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, board organization, membership and structure, corporate governance and succession planning for our Directors and senior management. While Board committees are responsible for assisting the Board in evaluating certain risks and overseeing the management of such risks, our entire Board of Directors is regularly informed through management and committee reports about such risks and steps taken to manage and mitigate them.

DIRECTOR COMPENSATION

Name	Fees earned or paid in cash (1) ($)	Stock awards (2) ($)	Total ($)
John R. Belk	50,000	24,986	74,986

Kristina Cashman	60,000	24,986	84,986

Paul Fulton	__	24,986	24,986

Virginia W. Hamlet	50,000	24,998	74,998

George W. Henderson, III	50,000	24,986	74,986

J. Walter McDowell	50,000	24,986	74,986

William C. Wampler, Jr.	55,000	24,986	79,986

William C. Warden, Jr.	65,000	24,986	89,986

(1)	Includes annual retainer fee, committee chairperson retainer fee and Lead Independent Director retainer fee.
(2)

Under the 2010 Stock Incentive Plan, each of the Company’s outside Directors other than Ms. Hamlet received an award of 756 shares of restricted stock on March 7, 2018. These shares had a grant date fair value of $33.05 per share and will vest on March 7, 2019. Ms. Hamlet received an award of 744 shares of restricted stock on March 13, 2018 with a grant date fair value of $33.60 and a vesting date of March 13, 2019.

Director Compensation

The Organization, Compensation and Nominating Committee is responsible for recommending director compensation to the Board of Directors. The following compensation arrangements have been recommended by the Organization, Compensation and Nominating Committee and approved by the Board of Directors.

Directors who are not employees of the Company received an annual retainer fee of $50,000. The Lead Independent Director receives an additional annual retainer fee of $15,000, the chairperson of the Audit Committee receives an additional annual retainer fee of $10,000 and the chairperson of the Organization, Compensation and Nominating Committee receives an additional annual retainer fee of $5,000. Under the 2010 Stock Incentive Plan, each non-employee director received an annual grant of restricted stock following the Annual Meeting of Stockholders equal to $25,000 divided by the fair market value of the common stock. Mr. Paul Fulton received a restricted stock grant in the same amount as the award to non-employee Directors as part of his compensation for serving as Chairman Emeritus. Directors who are also employees of the Company receive no additional compensation for serving as Directors.

Stock Ownership Guidelines

In fiscal 2015, the Board established stock ownership guidelines for non-employee Directors receiving restricted stock. Non-employee Directors should not sell common stock of the Company until each non-employee Director accumulates and holds common stock of the Company with a minimum value equivalent to five times the Director’s annual retainer and meeting fees for the previous year. All non-employee directors are in compliance with the stock ownership guidelines as of the end of fiscal 2018.

Policies and Procedures Governing Director Nominations

The Organization, Compensation and Nominating Committee evaluates candidates taking into account their individual skills and characteristics relative to the skills and characteristics of the current Board as a whole. Factors considered include diversity, age and such skills (e.g., an understanding of appropriate technologies, work experience relevant to the Company’s businesses, and decision-making ability) as are suited to the Company’s and the Board’s needs at the time. Although the Company has no diversity policy, the Board believes that diversity with respect to factors such as background, experience, skills, race, gender and national origin is an important consideration in board composition.

Two members of the Organization, Compensation and Nominating Committee are selected each year to identify, screen, interview and submit Director candidates to the Organization, Compensation and Nominating Committee. Prospective candidates are typically identified by current non-management or former members of the Board. This process begins after an annual assessment and report by the Organization, Compensation and Nominating Committee to the full Board.

The Organization, Compensation and Nominating Committee will consider Director candidates recommended by stockholders. A stockholder requesting that a recommendation be reviewed by the Organization, Compensation and Nominating Committee should submit such information as the stockholder deems pertinent for service on the Board, such as age, experience and skills, and any other information required to be disclosed in a proxy statement regarding the prospect. This information must be accompanied by the prospective candidate’s written consent to serve on the Board of Directors if nominated and elected. This information should be received by the Secretary of the Company at P.O. Box 626, Bassett, Virginia 24055, by December 6, 2019 for nominations to be made at the 2020 Annual Meeting of Stockholders.

Interested Party Communications with the Board of Directors

Interested parties, including security holders, may send communications to the Board of Directors by mailing the same addressed to the Board of Directors (or addressed to a specific individual Director), Bassett Furniture Industries, Incorporated, P.O. Box 626, Bassett, Virginia 24055. The Board of Directors, including a majority of the independent directors, has adopted a procedure for receiving and addressing such communications.

Code of Business Conduct

Bassett maintains a Code of Business Conduct (the “Code”), which is administered by the Audit Committee and is applicable to all of the Company’s employees, officers and Directors. The purpose of the Code is to convey the Company’s policies and practices for conducting business in accordance with its commitment to applying high ethical standards to its business practice. Any waiver of the Code for executive officers or Directors will be made only by the Board of Directors or its Audit Committee and will be promptly disclosed. In support of the Code, the Company has provided employees with a number of avenues for the reporting of ethics violations or similar concerns, including a process for making such reports anonymously.

The Code was adopted by the Board of Directors and is reviewed periodically by the Board of Directors. The Code is available for review on the Company’s website, www.bassettfurniture.com, and the Company will post any amendments to, or waivers for executive officers from the Code on that website. A copy of the Code may be obtained, without charge, upon written request to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, P.O. Box 626, Bassett, Virginia 24055.

Other Transactions

The Company recognizes that transactions between Bassett and related persons present a potential for actual or perceived conflicts of interest. The Company’s general policies with respect to such transactions are included in its Code. As a supplement to the Code, the Audit Committee has adopted a written policy setting out the procedures and standards to be followed for the identification and evaluation of “related party transactions.” For purposes of the policy, a related party transaction is any transaction or series of related transactions in excess of $120,000 in which the Company is a party and in which a “related person” has a material interest. Related persons include Directors, Director nominees, executive officers, 5% beneficial owners and members of their immediate families. The Audit Committee has determined that certain transactions are deemed to be pre-approved under this policy. These include (i) transactions with another company in which the related person’s only interest is as a director or a beneficial owner of less than 10% of that company’s outstanding stock or limited partnership interests, or both, and (ii) certain compensation arrangements that have either been disclosed in our proxy statement or approved by our Organization, Compensation and Nominating Committee.

The Company collects information about potential related party transactions in its annual questionnaires completed by Directors and officers. Potential related party transactions are first reviewed and assessed by our General Counsel to consider the materiality of the transactions and then reported to the Audit Committee. The Audit Committee reviews and considers all relevant information available to it about each related party transaction. A related party transaction is approved or ratified only if the Audit Committee determines that it is in, or is not inconsistent with, the best interests of the Company and its stockholders and in compliance with the Code. During 2015, the Company consummated the purchase of the remaining 51% in Zenith Freight Lines, LLC from Zenith Transportation, Inc. (owned by Jack Hawn and his wife, Debbie Hawn), with the purchase price of $19,111,000 being paid with 89,485 shares of Company stock, $9 million cash at closing, and a $9 million note payable in three annual principal installments of $3 million each, together with interest thereon at an annual rate equal to the one-year LIBOR. All members of the Audit Committee and the full Board approved the transaction. Pursuant to the transaction, Jack Hawn, as President of Zenith Freight Lines, LLC, became an executive officer of the Company. Mr. Hawn was not a “related person” prior to the closing of the transaction. The final installment on the note was paid by the Company to Mr. Hawn during fiscal 2018.

Mr. Hawn’s spouse, also an employee of Zenith, was paid $154,058 in salary, bonus and benefits in 2018. Mr. Cohenour’s spouse, who is an employee of the Company, was paid $140,782 in salary, bonus and benefits in 2018. Both of these employment arrangements were reported to the Audit Committee, which approved them in accordance with the above policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s Directors and executive officers and persons who own more than 10% of the common stock to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities. Executive officers, Directors and greater than 10% stockholders are required to furnish the Company with copies of all such reports they file. To the Company’s knowledge, no executive officer, director or 10% beneficial owner failed to file, on a timely basis, the reports required by Section 16(a) of the Exchange Act, for the fiscal year ended November 24, 2018, with the exception of one late Form 4 filed for Mr. Belk. The late Form 4 was filed on October 16, 2018 to report a transaction that occurred on October 4, 2018.

Audit Committee Report

The Audit Committee of the Board of Directors (the “Audit Committee”) is composed of three Directors and operates under a written charter adopted by the Board of Directors and annually reassessed and updated, as needed, in accordance with applicable rules of the SEC and NASDAQ. Each of the members of the Audit Committee is independent, as defined by NASDAQ.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements and internal control over financial reporting and issuing their report thereon. The Audit Committee’s primary responsibility is to monitor and oversee these processes. The Audit Committee also selects the Company’s independent registered public accounting firm.

In this context, the Audit Committee has reviewed and discussed the Company’s financial statements with both management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required of auditors to be discussed by auditing standards generally accepted in the United States, including the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required pursuant to Rule 3526 of the Public Company Accounting Oversight Board, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent registered public accounting firm their independence.

Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 24, 2018 filed with the Securities and Exchange Commission on or about January 17, 2019. The Audit Committee also recommends that the stockholders ratify the retention of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending November 30, 2019.

Audit Committee:

Kristina Cashman, Chairman George W. Henderson, III J. Walter McDowell

Organization, Compensation and Nominating Committee Report

As detailed in its charter, the Organization, Compensation and Nominating Committee of the Board oversees the Company’s executive compensation program on behalf of the Board. In the performance of this function, the Organization, Compensation and Nominating Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth below in this proxy statement. Based on this review and discussion, the Organization, Compensation and Nominating Committee recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended November 24, 2018 and this proxy statement.

Organization, Compensation and Nominating Committee:

William C. Wampler, Jr., Chairman John R. Belk Virginia W. Hamlet William C. Warden, Jr.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis (“CD&A”) describes the material elements of compensation paid to our executive officers as well as the objectives and material factors underlying our compensation policies and decisions. The information in this CD&A provides context for the compensation disclosures in the tables and related discussions that follow in this proxy statement. The Organization, Compensation and Nominating Committee of the Board, which oversees our executive compensation program, is referred to as the “Committee” in this CD&A. The terms “we” and “our” refer to Bassett Furniture Industries, Incorporated. When we refer to the “named executive officers” we are referring to the five individuals listed in the Summary Compensation Table appearing later in this proxy statement.

The Committee has assisted the Company in developing and implementing compensation policies and programs which seek to improve the profitability of the Company and to maximize stockholder value over time. To accomplish this, the Directors who comprise the Committee have developed executive compensation policies that are consistent with, and directly linked to, the Company’s business objectives. These business objectives represent a composite of factors that are considered important for the future success of the Company. These factors attempt to balance long and short-term performance, including the continued maintenance of a strong balance sheet, growth of pre-tax profitability and earnings per share, control of costs, market growth and diversification and other criteria which may be introduced over time as a result of changes in the home furnishings environment.

Compensation Philosophy and Objectives

The primary goal of our executive compensation program is the same as our goal for operating the Company – to maximize corporate performance and thereby create value for our stockholders. To achieve this goal we have designed our executive compensation program to achieve the following objectives:

●	Attract and retain talented and experienced executives in our industry;

●	Motivate and reward executives whose knowledge, skills and performance are critical to our success;

●	Align the interests of our executives and stockholders, by encouraging executives to increase stockholder value and rewarding executives when stockholder value increases; and

●	Motivate our executives to manage our business to meet our short-term and long-term corporate goals and business objectives, and reward them for meeting these objectives.

We use a mix of short-term compensation in the form of base salaries and cash incentive bonuses and long-term compensation in the form of equity incentives to provide a total compensation structure that is designed to encourage our executives to achieve these objectives. All of our executive employees are employed at-will.

Determining Executive Compensation

The Committee is responsible for developing, administering and interpreting the compensation program for executive officers and other key employees. The Committee was appointed by our Board of Directors, and consists entirely of Directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, and “non-employee directors” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The Committee may delegate some or all of its responsibilities to one or more subcommittees whenever necessary to comply with any statutory or regulatory requirements or otherwise deemed appropriate by the Committee. The Committee has the authority to retain consultants and other advisors to assist with its duties and has sole authority to approve the fees and other retention terms of such consultants and advisors.

Our chief executive officer makes recommendations to the Committee regarding the salaries, bonus arrangements and equity grants, if any, for key employees, including all executive officers, except him. We do not pay discretionary bonuses to executive officers.

Based on the foregoing, the Committee uses its judgment in making compensation decisions that will best carry out our philosophy and objectives for executive compensation. The decisions are reviewed by the full Board, with the exception of decisions on stock or option awards which are made by the Committee to satisfy certain legal requirements.

Within the context of the overall objectives of our compensation programs, we determined the specific amounts of compensation to be paid to each of our executives in fiscal 2018 based on a number of factors including:

●	The roles and responsibilities of our executives;

●	The individual experience and skills of our executives;

●	The amounts of compensation being paid to our other executives;

●	Our executives’ historical compensation at our Company; and

●	Our understanding of the amount of compensation generally paid by similarly situated companies to their executives with similar roles and responsibilities.

In evaluating the compensation generally paid by similarly situated companies, we have historically taken into account available data relating to the compensation practices of other companies within and outside our industry. During 2017, Korn Ferry Hay Group conducted analyses of our fiscal 2017 executive compensation relative to a peer group approved by the Committee and relative to the 2017 Retail Executive Total Remuneration Survey consisting of 209 companies. The peer group then consisted of American Woodmark, Culp, The Dixie Group, Ethan Allen Interiors, Flexsteel Industries, Haverty Furniture, Hooker Furniture, Kirkland’s, La-Z-Boy and Stanley Furniture. The analysis relative to the peer group found that total direct compensation (i.e., salary, annual bonus and equity incentives combined) was at the 35th percentile for our CEO and between the 25th and 30th percentiles for our other executives. The analysis relative to the retail market found that total direct compensation (defined in the same manner) was below the 25th percentile for our CEO and between the 25th and 50th percentiles for our other executives.

At the 2016 and 2017 Annual Meetings of Stockholders, we received substantial support for the compensation of our named executive officers, with approximately 99% of the votes cast on the “say-on-pay” proposal approving such compensation both years. At the 2018 Annual Meeting of Stockholders, we received less support for the compensation of our named executive officers, with approximately 71% of the votes cast on the “say-on-pay” proposal approving such compensation. Following the 2018 vote on the “say-on-pay” proposal, we engaged with major stockholders regarding the vote, including three institutions representing more than one-third of the votes cast, and have made significant changes to compensation. We reinstituted a cap on annual performance-based cash bonus awards for 2018 and set the maximum payouts at slightly less than the prior year’s target payouts as a percentage of base salary. We will continue to cap annual performance-based cash bonus awards, and we also plan to lengthen the performance period and use financial measures compared to peers for future long-term equity incentive awards.

Components of Total Compensation

In fiscal 2018, there were no annual cash bonuses earned for the named executive officers, and long-term equity incentives constituted more than 30%, and salary constituted more than 65%, of their total compensation (excluding the portion of their compensation related to their retirement benefits described below). Consistent with the Company’s policy that a substantial portion of each named executive’s potential cash compensation be based on performance, the annual performance-based bonus award target for such officers in fiscal 2018 ranged from 26% to 40% of total target cash compensation. As the Company did not meet the threshold performance goal, none of the named executive officers received a payout under the annual cash incentive award in fiscal 2018.

Elements of our Executive Compensation Program

Our executive compensation primarily consists of base salary, annual performance-based bonus awards, long-term equity incentive awards and retirement benefits designed to promote long-term employment. We discuss each of the primary elements of our executive compensation in detail below. While we have identified particular compensation objectives that each element of executive compensation serves, our compensation programs are designed to complement each other and collectively serve all of our executive compensation objectives described above.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team when considered in combination with other components of our compensation program. The base salary of each executive officer is reviewed annually to determine if it is equitably aligned with our other executive officers and at a sufficient level to attract and retain top talent. Base salaries for the named executive officers were increased by 2% to 5% for fiscal 2016, were unchanged for fiscal 2017, and were increased by 2% to 3% for fiscal 2018. Consistent with our emphasis on paying for performance and aligning our executives’ interests with those of our stockholders, our chief executive officer’s base salary has increased only 6% in the aggregate from fiscal 2015 to fiscal 2018.

Annual Performance-Based Bonus Awards

The primary objectives of our annual performance-based bonus awards are to provide incentive for superior work, to motivate our executives toward higher achievement and business results, to tie our executives’ goals and interests to ours and our stockholders’ and to enable us to attract and retain highly qualified individuals. Annual incentives are established for each executive based on our attainment of performance goals set by the Committee at threshold, target and maximum levels. When applicable, the bonus earned is calculated ratably from the threshold to the target and from the target to the maximum. No bonus is earned unless and until performance exceeds the threshold performance level. Company operating income has been the single performance measure for the last six fiscal years. For the purposes of these awards, operating income is defined in the same manner as for financial reporting purposes. Having a single performance measure for most of our executive officers is intended to align our executives’ focus on the Company’s overall improved profitability and sales growth. The performance levels required to earn the target level of bonus are based on the internal financial goals set in connection with our Board of Directors’ consideration and approval of our annual operating plan. Consistent with our emphasis on tying compensation to performance, bonus opportunities for executives are set at a significant percentage of base salary.

For fiscal 2018, the threshold, target, and maximum performance goals under the bonus program were set at $15.6 million, $19 million and $24.2 million, respectively, of Company operating income before bonus expense for the named executive officers. The bonus opportunities for the named executive officers expressed as a percentage of salary are shown in the table below. The dollar equivalents of these bonus opportunities are shown in the Grants of Plan-Based Awards table on page 18 of this proxy statement.

Bonus Opportunity as a Percentage of Base Salary

(rounded to the nearest percent)

Name	Threshold	Target	Maximum
Robert H. Spilman, Jr.	39%	66%	85%
Bruce R. Cohenour	20%	35%	45%
John E. Bassett III	25%	43%	56%
Mark S. Jordan	25%	43%	56%
J. Michael Daniel	25%	43%	56%

Although the performance measure threshold and target measures for 2018 were conservative, given the Company’s spending in 2018 on growth initiatives such as digital marketing, website development and new store openings, the actual performance achieved in fiscal 2018 was less than $15.6 million of Company operating income, and therefore below the threshold performance goal. As a result, none of the named executive officers earned performance bonuses for fiscal 2018.

Long-Term Equity Incentive Awards

We periodically grant equity incentive awards in the form of performance-based restricted stock to align the interests of our executives with our stockholders by providing our executives with strong incentives to increase stockholder value. Such grants are designed to retain our executives, recognize and reward our executives for their contributions toward our long-term success, and further align their interests with those of our long-term shareholders by tying a portion of their compensation to the value of our common stock.

The chief executive officer recommends to the Committee the recipients and sizes of equity awards. In evaluating these recommendations, the Committee considers a number of factors including the Committee’s subjective evaluation of the executive officer’s potential contribution to the Company’s future success and the level of incentive already provided by the number and terms of the executive officer’s existing stock incentive holdings. The grant date of any such equity award is the same date the Board of Directors or the Committee approves the award.

In fiscal 2017 and in fiscal 2018, each of our named executive officers received an award of performance shares to be earned in one year subject to the Company achieving a performance goal, between a threshold or minimum and a target or maximum, based on cash flow from operations for each of fiscal 2017 and fiscal 2018, respectively. The cash flow from operations measure was intended to focus attention on the Company’s goal to generate sufficient cash from operations to fund the growth of the business. Under the terms of the awards, if the threshold or minimum was met, the executive would receive 60% of the award in the form of restricted shares, increasing ratably to up to 100% of the performance award if the target or maximum was met. The restricted shares earned are subject to a two year vesting condition. If the threshold or minimum was not met, no restricted shares would be earned. Subsequent to the end of each of the fiscal years 2017 and 2018, the Committee determined that the target or maximum performance goal for these awards was met and thus the restricted shares were earned in January 2018 and January 2019 and will vest two years from the respective issue or measurement dates. No equity incentive awards were granted to the executive officers in fiscal 2016.

For future awards of performance shares the Committee is considering using measurement periods exceeding one year and using financial measures that can be compared to relative peer financial performance, as appropriate.

We do not have any program, plan or practice to time stock option grants in coordination with the release of material non-public information.

Retirement Benefits

Our chief executive officer participates in the Company’s Supplemental Retirement Income Plan (the “Supplemental Retirement Plan”) and the Company’s Executive Officer Deferred Compensation Plan, both of which were established in 1984 for certain key executives employed at that time. The plans were intended to promote the long-term service of, and to provide benefits upon the retirement, death or disability of, the participants, of whom our chief executive officer is the only remaining employee.

Certain of the Company’s highly compensated or management level employees participate in the Bassett Furniture Industries, Incorporated Management Savings Plan (the “Management Savings Plan”). The Management Savings Plan is intended to provide financial security in retirement and to attract and retain high quality senior executives.

Each of these retirement plans are described in greater detail elsewhere in this proxy statement.

Other Components of Executive Compensation

Most benefits offered to executive officers are similar to those offered to all employees. These programs are designed to provide protection against financial catastrophe that can result from illness, disability or death. In addition, the Company provides a limited number of perquisites to its executive officers. The Committee believes that its perquisites are reasonable and consistent with the overall executive compensation program. These perquisites may include such personal benefits as executive physicals and long-term disability insurance coverage.

Change in Control and Severance Arrangements

Our named executive officers are not entitled to any “single trigger” equity acceleration with a change in control. The 2010 Stock Incentive Plan includes a “double trigger” feature that provides that options and restricted stock awards will vest only upon a recipient’s qualifying termination of employment that occurs on or within two years after the date of a “change in control,” as defined in that plan, unless the award is not assumed by the acquiring or surviving company in such change in control. Accordingly, there are no outstanding unvested options or restricted stock awards that do not contain a double trigger. For this purpose, “qualifying termination of employment” means the recipient’s termination by the Company without cause or termination by the recipient for good reason.

In addition, the Company has entered into Employment Continuity Agreements with certain executive officers, including each of the named executive officers. The terms of the agreements, which are described in greater detail elsewhere in this proxy statement, generally provide for certain lump sum payments and continued benefits in the event that an executive is terminated without cause or resigns with good reason within specified periods following a change in control. The Committee believes that the foregoing arrangements will help the Company retain continuity of management during the uncertain period leading up to an actual or potential change in control by giving the executives certain assurances of financial security. Such assurances should result in the executives being less distracted by personal risks and better able to devote their full time and best efforts to the performance of their duties.

Each of the named executive officers also participate in the Bassett Furniture Industries, Incorporated Severance Program for Officers and Management Employees (the “Severance Program”). This program, which is described in greater detail elsewhere in this proxy statement, is designed to provide management with some assurances of financial security during difficult economic times. The Committee believes that these assurances will result in management being less distracted by the personal risks of being laid off and more focused on carrying out their duties to the best of their ability.

None of these change in control or severance arrangements provide for an excise tax gross-up.

Other Policies

Clawback Policy

The Board of Directors has adopted a clawback policy that provides that we will seek to recover any erroneously awarded incentive-based compensation received by a “covered officer” (which term includes any current or former executive officer of the Company) during the three-year period preceding any date on which we are required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the federal securities laws. A copy of the clawback policy is available on our website, www.bassettfurniture.com.

Stock Ownership Guidelines

The Committee has established stock ownership guidelines for members of management who are recipients of long-term incentive stock awards. Recipients should not sell common stock of the Company until the following stock ownership guidelines are met:

Management Level	Value as a Multiple of Base Annual Salary
CEO	4x
Senior Vice President	2x
Other	1x

Unvested stock options and/or restricted shares are not considered toward ownership levels. The Committee may approve exceptions or waivers from these guidelines for recipients for charitable gifts, estate planning transactions, educational expenses, purchase of a primary residence, court ordered transactions or other instances in which the required ownership would result in a severe hardship with respect to the recipient. Each named executive is in compliance with the stock ownership guidelines.

Anti-Hedging and Pledging Policy

The stock ownership guidelines prohibit hedging transactions involving the Company stock by officers and directors and prohibit pledging of Company stock by directors and officers; provided, however, that the chief executive officer may make an exception for an officer to pledge stock (but not for a margin account) if that officer demonstrates sufficient financial capability.

Effect of Accounting and Tax Treatment on Compensation Decisions

In the review and establishment of our compensation programs, we consider the anticipated accounting and tax implications to us and our executives. However, these factors alone are not dispositive, and we also consider the cash and non-cash impact of the programs and whether a program is consistent with our overall compensation philosophy and objectives.

Section 162(m) of the Code generally disallows a deduction for annual compensation in excess of $1 million that we pay to our CEO, CFO, our next three most highly compensated officers and any other individual who has served as one of our covered executives after 2016, other than pursuant to certain “grandfathered” compensation arrangements in effect on November 2, 2017. Compensation decisions for our named executive officers are driven by market competitiveness and the other factors described above in this CD&A and the Committee approves non-deductible compensation whenever it feels that corporate objectives justify the cost of being unable to deduct such compensation. The compensation of named executive officers has been such that none of them received any non-deductible compensation in the last three fiscal years, without regard to the performance-based compensation exclusion that was recently eliminated from Section 162(m).

Compensation-Related Risk

The Company regularly assesses the risks related to our compensation programs, including our executive compensation programs, and does not believe that the risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. Incentive award targets and bonus opportunities are reviewed annually allowing the Committee to maintain an appropriate balance between rewarding high performance without encouraging excessive risk.

Executive Compensation

The following table presents information with respect to total compensation of Bassett’s Chief Executive Officer, its principal financial officer and its three other most highly compensated executive officers (the “named executive officers”) for the fiscal years ended November 24, 2018, November 25, 2017, and November 26, 2016.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Stock awards ($)(2)	Option awards ($)(2)	Non-equity incentive plan compensation ($)	Change in pension value and non-qualified deferred compensation earnings ($)(3)	All other compensation ($)(1)	Total ($)

Robert H. Spilman, Jr.,	2018	412,500	0	214,500	0	0	372,660	5,500	1,005,160
Chief Executive Officer and President	2017	400,000	0	179,700	0	350,976	0	19,616	950,292
	2016	398,333	0	0	0	366,154	382,183	24,712	1,171,382

Bruce R. Cohenour,	2018	353,333	0	107,250	0	0	25,706	22,750	509,039
Senior Vice President, Sales &	2017	345,000	0	89,850	0	158,440	160,978	13,228	767,496
Merchandising	2016	343,833	0	0	0	167,472	0	14,336	525,641

John E. Bassett, III,	2018	206,667	0	107,250	0	0	5,222	15,500	334,639
Senior Vice President, Wood	2017	200,000	0	89,850	0	115,321	241,467	12,508	659,146
	2016	198,333	0	0	0	121,683	0	14,738	334,754

Mark S. Jordan,	2018	206,667	0	107,250	0	0	2,185	15,500	331,602
Senior Vice President, Upholstery	2017	200,000	0	89,850	0	115,321	299,627	12,508	717,306
	2016	198,333	0	0	0	121,683	0	14,738	334,754

J. Michael Daniel,	2018	206,667	0	107,250	0	0	9,537	15,500	338,954
Senior Vice President and Chief Financial	2017	200,000	0	89,850	0	115,321	128,655	12,508	546,334
Officer	2016	198,333	0	0	0	121,683	0	14,738	334,754

(1)

No named executive officer received personal benefits in excess of $10,000 during fiscal 2018. This column includes the value of any employer contributions to the Management Savings Plan for any named executive officer. Additional information regarding this plan can be found in the “Nonqualified Deferred Compensation” table on page 21.

(2)

Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value that may be recognized by each named executive officer. Additional information regarding outstanding awards, including corresponding exercise prices and expiration dates, can be found in the “Outstanding Equity Awards at Fiscal Year-End” table on page 19. The assumptions used in determining the grant date fair values of the stock awards are set forth in Note 13 to our Consolidated Financial Statements, included in our Annual Report on Form 10-K for the fiscal year ended November 24, 2018.

(3)

This column includes the present value of long-term cash awards (“LTC Awards”) made to certain named executive officers during fiscal 2017 under the Management Savings Plan. Additional information regarding these awards can be found in the “Pension Benefits” table on page 20. In addition, with respect to Mr. Spilman, this column also includes benefits related to his participation in the Supplemental Retirement Plan.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning individual grants of plan-based awards.

		Estimated future payouts under non- equity incentive plan awards			All other stock awards: number of shares of stock	Grant date value of stock and
Name	Grant date	Threshold ($)	Target ($)	Maximum ($)	or units (#)(1)	option awards ($)

Robert H. Spilman, Jr. Annual Cash Incentive Restricted Stock	1/10/2018 1/10/2018	159,000 -	273,000 -	350,000 -	- 6,000	- 214,500

Bruce R. Cohenour Annual Cash Incentive Restricted Stock	1/10/2018 1/10/2018	71,800 -	123,240 -	158,000 -	- 3,000	- 107,250

John E. Bassett III Annual Cash Incentive Restricted Stock	1/10/2018 1/10/2018	52,300 -	89,700 -	115,000 -	- 3,000	- 107,250

Mark S. Jordan Annual Cash Incentive Restricted Stock	1/10/2018 1/10/2018	52,300 -	89,700 -	115,000 -	- 3,000	- 107,250

J. Michael Daniel Annual Cash Incentive Restricted Stock	1/10/2018 1/10/2018	52,300 -	89,700 -	115,000 -	- 3,000	- 107,250

(1) Awards consist of performance shares issuable in the form of restricted stock subject to the Company achieving between a threshold performance and a maximum performance goal based on cash flow from operations. The maximum performance goal was met resulting in the issuance of the same number of shares of restricted stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning the fiscal year-end number and terms of unexercised options and unvested restricted stock held by each of the named executive officers.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)

Robert H. Spilman, Jr.	0	0	-	-	12,000	243,240

Bruce R. Cohenour	0	0	-	-	6,000	121,620

John E. Bassett, III	0	0	-	-	6,000	121,620

Mark S. Jordan	3,100	0	8.02	7/12/2021	6,000	121,620

J. Michael Daniel	0	0	-	-	6,000	121,620

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning options exercised by, and stock awards that vested for, our named executive officers during fiscal 2018.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise (1)($)	Number of shares acquired on vesting (#)	Value realized on vesting (1)($)

Robert H. Spilman, Jr.	-	-	12,800	446,140

Bruce R. Cohenour	-	-	7,400	260,320

John E. Bassett, III	-	-	6,400	223,070

Mark S. Jordan	3,400	74,934	6,400	223,070

J. Michael Daniel	-	-	6,400	223,070

(1)

The value realized is calculated by multiplying the number of shares acquired on exercise or vesting by the market price of our common stock (less the exercise price in the case of options) on the date of acquisition.

PENSION BENEFITS

The following table sets forth information as of November 24, 2018 concerning pension benefits under the Supplemental Retirement Plan (described below) for Mr. Spilman, who is the only named executive officer participating in a defined benefit pension plan. Additionally, in 2017 we made LTC Awards totaling $2,000,000 under the Management Savings Plan to certain management employees (described below).

Name	Plan name	Number of years credited service (#)	Present value of accumulated benefit ($)	Payments during last fiscal year ($)
Robert H. Spilman, Jr.	Supplemental Retirement Income Plan (1)	N/A	4,813,732	0

Bruce R. Cohenour	LTC Award	N/A	186,684	0

John E. Bassett, III	LTC Award	N/A	246,689	0

Mark S. Jordan	LTC Award	N/A	301,812	0

J. Michael Daniel	LTC Award	N/A	138,192	0

(1) Assuming no change in the rate of compensation for Mr. Spilman after November 24, 2018, the estimated annual benefit payable on retirement at age 65 to Mr. Spilman is $416,518.

Supplemental Retirement Plan

The Supplemental Retirement Plan covers one current and certain former senior executives and was designed to promote long service as well as provide an additional retirement benefit. Upon retirement, the Supplemental Retirement Plan provides for lifetime monthly payments in an amount equal to 65% of the participant’s final average compensation as defined in the Supplemental Retirement Plan, which amount is reduced by (i) 50% of old age social security benefits, (ii) the benefit that would be payable on a life annuity basis from Company contributions to the Employee Savings/Retirement Plan based on a formula using maximum employee contributions, and (iii) the benefit that would be payable on a life annuity basis from funds the Company contributed to a defined benefit plan that was terminated in 1977. There is no provision under the Supplemental Retirement Plan for a disability benefit if a participant’s employment is terminated prior to age 65 due to disability; however, the participant, notwithstanding the termination of employment, will continue to be covered by the Supplemental Retirement Plan. The death benefit is divided into (a) prior-to-retirement death, which pays the beneficiary 50% of final average annual compensation for a period of 120 months, and (b) post-retirement death, which pays the beneficiary 200% of final 12 months’ compensation in a single payment. There are no benefits payable as a result of a termination of employment for any reason other than death or retirement, except there is a change of control provision which provides for the immediate vesting and payment of the retirement benefit under the Supplemental Retirement Plan in the event of an employment termination resulting from a change of control. The executive officer covered under this Supplemental Retirement Plan has waived participation in the Company’s group life insurance program.

LTC Awards

In fiscal 2017, Mr. Cohenour, Mr. Bassett, Mr. Jordan and Mr. Daniel each received an LTC Award in the amount of $400,000 under the Management Savings Plan. The LTC Awards vest in full on the first anniversary of the date of the award if the participant has reached age 63 by that time, or, if later, on the date the participant reaches age 63, provided in either instance that the participant is still employed by the Company at that time. If not previously vested, the awards will also vest immediately upon the death or disability of the participant prior to the participant’s separation from service. The awards will be payable in 10 equal annual installments following the participant’s death, disability or separation from service. We are accounting for the LTC Awards as a defined benefit pension plan.

Deferred Compensation Agreements

Mr. Spilman has entered into a Deferred Compensation Agreement with the Company pursuant to the Executive Deferred Compensation Plan. Under that agreement, Mr. Spilman deferred a portion of his compensation over the four-year period from 1985 to 1989.

In addition, on May 1, 2017, our Board of Directors, upon the recommendation of the Organization, Compensation and Nominating Committee, adopted the Management Savings Plan. The Management Savings Plan is an unfunded, nonqualified deferred compensation plan maintained for the benefit of certain highly compensated or management level employees.

The Management Savings Plan is an account-based plan under which (i) participants may defer voluntarily the payment of current compensation to future years (“participant deferrals”) and (ii) the Company may make annual awards to participants payable in future years (“Company contributions”). The Management Savings Plan permits each participant to defer up to 75% of base salary and up to 100% of any cash incentive compensation or other bonus, which amounts would be credited to a deferral account established for the participant. Such deferrals will be fully vested at the time of the deferral. Participant deferrals will be indexed to one or more deemed investment alternatives chosen by the participant from a range of alternatives made available under the Management Savings Plan. No “above market” crediting rates are offered under the Management Savings Plan. Each participant’s account will be adjusted to reflect gains and losses based on the performance of the selected investment alternatives. A participant may receive distributions from the Management Savings Plan: (1) upon separation from service, in either a lump sum or annual installment payments over up to a 15 year period, as elected by the participant, (2) upon death or disability, in a lump sum, or (3) on a date or dates specified by the participant (“scheduled distributions”) with such scheduled payments made in either a lump sum or substantially equal annual installments over a period of up to five years, as elected by the participant. Participant contributions commenced during the third quarter of fiscal 2017. Company contributions will vest in full (1) on the third anniversary of the date such amounts are credited to the participant’s account, (2) the date that the participant reaches age 63 or (3) upon death or disability. Company contributions are subject to the same rules described above regarding the crediting of gains or losses from deemed investments and the timing of distributions.

The following table shows a summary of all contributions to, earnings on and distributions received from the Management Savings Plan for each of our named executive officers for fiscal 2018. The account balances as of our fiscal year-end include all contributions and amounts earned by our named executive officers through the end of fiscal 2018. In addition, the following table provides details for Mr. Spilman’s deferred compensation account as of November 24, 2018.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE ($) (2)
Robert H. Spilman, Jr.	0	0	67,410	0	620,270

Bruce R. Cohenour	33,511	17,250	(1,974)	0	57,667

John E. Bassett, III	49,497	10,000	(2,147)	0	67,646

Mark S. Jordan	30,532	10,000	64	0	40,596

J. Michael Daniel	27,632	10,000	(992)	0	41,800

(1)

The earnings in this column reflect the earnings or losses on balances in the participant’s account for those participating in the Management Savings Plan. Registrant contributions during the past fiscal year are included in the “All Other Compensation” column of the Summary Compensation Table on page 17 of this proxy statement. The table below shows the investment options available in the Management Savings Plan and the annual rates of return for fiscal 2018, as reported to us by the administrator of the Management Savings Plan.

(2)

Upon Mr. Spilman’s retirement at age 65, he would be entitled to annual payments of $108,125 for a fifteen year period. Upon his death prior to retirement, his beneficiary would receive annual payments for a fifteen year period as specified in the agreement. Had death occurred on November 24, 2018, the beneficiary would receive $76,965 per year.

Fund	Rate of Return (%)
LVIP Gov't Money Market - Standard Class	1.28%
PIMCO VIT Real Return - Admin Class	(1.56)%
LVIP PIMCO Low Duration Bond - Standard Class	0.78%
LVIP SSgA Bond Index - Standard Class	(1.68)%
PIMCO VIT Total Return - Admin Class	(1.20)%
Templeton Global Bond VIP - Class 1	1.43%
Fidelity VIP Freedom Income - Service Class	(0.96)%
Fidelity VIP Freedom 2020 - Service Class	(1.44)%
Fidelity VIP Freedom 2030 - Service Class	(1.63)%
Fidelity VIP Freedom 2040 - Service Class	(1.83)%
Fidelity VIP Freedom 2050 - Service Class	(1.88)%
MFS VIT Total Return Series - Initial Class	0.26%
Deutsche Alternative Asset Allocation VIP - Class A	(6.04)%
American Funds Growth-Income - Class 2	7.45%
LVIP MFS Value - Standard Class	1.34%
Fidelity VIP Contrafund - Service Class	2.95%
LVIP SSgA S&P 500 Index - Standard Class	6.01%
LVIP SSgA Mid-Cap Index - Standard Class	0.12%
Delaware VIP Smid Cap Core Series - Standard Class	(0.37)%
AB VPS Small-Mid Cap Value - Class A	(2.26)%
LVIP SSgA Small-Cap Index - Standard Class	0.14%
LVIP Mondrian International Value - Standard Class	(6.64)%
LVIP SSgA International Index - Standard Class	(7.89)%
American Funds International - Class 2	(7.23)%
Delaware VIP Emerging Markets Series - Standard Class	(9.56)%
Delaware VIP REIT Series - Standard Class	1.55%
PIMCO VIT Commodity Real Return Strategy - Admin Class	(4.87)%

Potential Payments Upon Termination of Employment

In January 2009, the Board of Directors adopted the Severance Program. All executive officers (other than Mr. Hawn) and other management employees participate in the Severance Program. Also, the Company entered into Employment Continuity Agreements with the named executive officers in January 2009 (as to three of them) and in January 2014 (as to the remaining two of them). The Severance Program and the Employment Continuity Agreements are described below.

Severance Program

Under the terms of the Severance Program, in the event that the participant’s employment is terminated by the Company for reasons other than “cause” or the participant’s death or disability, the participant will be entitled to receive:

•

a monthly cash payment equal to (A) the product of (i) the participant’s base salary, (ii) a severance multiplier and (iii) the participant’s years of service (less any other cash severance or pay in lieu of notice under any other severance program, including the Employment Continuity Agreements, or applicable law) divided by (B) the number of months in the participant’s severance period;

•	if the participant is an executive officer, a lump sum cash payment equal to the participant’s average annual performance bonus for the three fiscal years preceding the date of termination;

•

if the participant is an executive officer, the prorated portion of the participant’s actual annual performance bonus for the fiscal year in which the participant’s employment is terminated, payable in cash concurrently with the payment to other participants in the Company’s annual bonus plan;

•	continued health insurance coverage for the duration of the severance period; and

•	outplacement services for the period and up to the limits specified in the program.

The term “cause” means (i) the willful and repeated failure of the executive to perform substantially his or her duties (other than failure resulting from incapacity due to physical or mental illness), (ii) conviction of, or plea of guilty or nolo contendere to, a felony which is materially and demonstrably injurious to the Company, or (iii) the willful engagement in gross misconduct in violation of Company policy.

A participant’s total cash severance benefits may not exceed the maximum payout specified in the program for such participant.

The following chart sets out the severance multiplier, maximum payout, severance period and outplacement period and cost limit for each category of participants:

Job classification	Multiplier	Maximum payout	Severance period	Outplacement period and cost limit

President/CEO	.25	2 times Base Salary + Average Bonus + Prorated Bonus	18 months	6 months $15,000 limit

Senior Vice President	.125	1 times Base Salary + Average Bonus + Prorated Bonus	12 months	3 months $7,500 limit

Other Executive Officers	.125	.75 times Base Salary + Average Bonus + Prorated Bonus	9 months	3 months $7,500 limit

Non-Executive Officers	.0833	.50 times Base Salary	6 months	None

Other Management Employees	.0833	.25 times Base Salary	3 months	None

A participant’s entitlement to benefits under the Severance Program ceases upon the participant’s employment by a competitor.

Employment Continuity Agreements

Under the terms of the Employment Continuity Agreements, in the event that a “change in control” has occurred and the executive’s employment is terminated by the Company before the second anniversary thereof for reasons other than “cause,” death or disability or by the participant for “good reason” within the 90 day period following the “change in control,” the participant will be entitled to receive:

•

a lump sum cash payment equal to the product of the executive’s “required base salary” and a change in control severance multiplier (which is equal to two for the President and Chief Executive Officer and one for the other executives);

•

a lump sum cash payment equal to the executive’s most recently established target annual performance bonus plus the executive’s average annual performance bonus for the three fiscal years preceding the date of termination;

•	continued health insurance coverage for the duration of the severance period (which is 18 months for the President and Chief Executive Officer and 12 months for the other executives);

•	a lump sum cash payment equal to the present value of continued life insurance and long-term disability coverage for the duration of the severance period; and

•

outplacement services (for a period of six months and three months for the President and Chief Executive Officer and the other executives, respectively, with a cost limit of $15,000 and $7,500 for the President and Chief Executive Officer and the other executives, respectively).

The term “change in control” is defined for purposes of the Employment Continuity Agreements the same as it is under the Company’s Employee Stock Plan. Under the Employee Stock Plan, a “change in control” includes generally (i) the acquisition by an individual, an entity or a group of beneficial ownership or voting power of 30% or more of the Company’s outstanding common stock, (ii) certain changes in the constitution of the Company’s Board of Directors that have not been approved by the current Board, (iii) stockholder approval of a reorganization, merger or consolidation in which the then-current stockholders cease to own at least 75% of the then outstanding shares of common stock, (iv) stockholder approval of a complete liquidation or dissolution of the Company and (v) the sale or other disposition of all or substantially all of the assets of the Company. An executive’s “required base salary” means the higher of (i) his base salary in effect immediately prior to the change in control and (ii) his highest base salary at any point in time after the change in control. The term “good reason” means (i) a material reduction in the executive’s base salary below the required base salary, (ii) a material diminution in the executive’s authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report, including a requirement that the executive report to a corporate officer or other employee if the executive reported to the Board of Directors prior to the change in control; (iv) a material diminution in the budget over which the executive retains authority; or (v) a change at the request of the employer in the executive’s principal work location of more than 50 miles; in each case provided the executive gives notice to the employer of the existence of such condition within 30 days of its initial existence and the employer has not remedied the condition within 30 days of such notice. The term “cause” has the same meaning as under the Severance Program.

The Employment Continuity Agreements may be amended or terminated by the Board of Directors at any time, provided that the agreements cannot be terminated or amended after the occurrence of a change in control, and provided further that the agreements cannot be terminated or amended in a manner that would adversely affect the rights of participants after the Board of Directors has knowledge of a potential change in control unless and until the Board of Directors has determined that such potential change in control will not be consummated and the Board of Directors does not have knowledge of any other potential change in control.

General

Each of the Severance Program and the Employment Continuity Agreements provides for severance benefits to be paid in a manner intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code, including delaying certain benefits for a period of six months following termination if necessary. In addition, severance benefits are subject to reduction to avoid any excise tax on excess “parachute payments” under Section 280G of the Internal Revenue Code. All employees who accept benefits under the Severance Program or the Employment Continuity Agreements will be required to sign a release of claims and will be subject to certain covenants, including a one-year non-solicitation agreement.

Potential Payments Table

The table below shows the estimated amount of payments and benefits that the Company would provide to the named executive officers under the Severance Program assuming that their employment was terminated as of November 24, 2018 for reasons other than cause, death or disability. The table also shows the estimated amount of payments and benefits that the Company would provide those named executive officers who have entered into Employment Continuity Agreements assuming that their employment was terminated as of November 24, 2018 by the Company without cause or by the executives with good reason, in each case within the period specified in the agreements following a change in control.

	Salary continuation ($)	Lump sum cash payment ($)	Continuation of health insurance coverage ($)	Outplacement services cost limit ($)	Accelerated vesting of stock options ($)(1)	Accelerated vesting of restricted stock ($)(1)	Total benefits ($)

Robert H. Spilman, Jr.
Termination without cause	830,000	386,584	16,312	15,000	0	0	1,247,896
Termination following a change in control	0	1,494,925	16,312	15,000	0	243,240	1,769,477	(2)

Bruce R. Cohenour
Termination without cause	310,625	176,260	5,441	7,500	0	0	499,826
Termination following a change in control	0	657,552	5,441	7,500	0	121,620	792,113

John E. Bassett III
Termination without cause	208,000	128,182	10,901	7,500	0	0	354,583
Termination following a change in control	0	427,665	10,901	7,500	0	121,620	567,686

Mark S. Jordan
Termination without cause	208,000	128,182	5,441	7,500	0	0	349,123
Termination following a change in control	0	427,665	5,441	7,500	0	121,620	562,226

J. Michael Daniel
Termination without cause	208,000	128,182	15,347	7,500	0	0	359,029
Termination following a change in control	0	427,665	15,347	7,500	0	121,620	572,132

(1)

Pursuant to the terms of the Company’s stock incentive plans and the applicable award agreements, upon the occurrence of a “change in control,” as defined in the plans and a qualifying termination of employment within two years following a change in control, the vesting of all options granted under the plans will accelerate and all restrictions imposed on shares of restricted stock will lapse.

(2)

In addition to the amounts shown in the table, Mr. Spilman’s retirement benefit under the Supplemental Retirement Plan would be accelerated upon a termination following a change in control, resulting in the payment of an estimated annual benefit of $429,698 commencing upon such termination.

Equity Compensation Plan Information

The following table provides information as of November 24, 2018 with respect to shares of common stock that may be issued under existing equity compensation plans. All equity compensation plans currently in place have been approved by the stockholders.

Plan	Number of securities to be issued upon exercise of outstanding options	Weighted average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders(1)	8,350	8.02	875,127	(2)
Equity Compensation Plans Not Approved by Stockholders(3)	N/A	N/A	N/A
Total	8,350	8.02	875,127	(2)

(1)	Includes the following plans: the 2010 Stock Incentive Plan and the 2017 Employee Stock Purchase Plan.
(2)	Consists of shares available under the 2010 Stock Incentive Plan and the 2017 Employee Stock Purchase Plan.
(3)	There are no equity compensation plans in place not approved by stockholders.

CEO Pay Ratio

For fiscal 2018, the median annual total compensation of all our employees (other than our CEO) was $39,954 and the annual total compensation for the CEO was $1,005,160. The ratio of our CEO’s annual total compensation to the median annual compensation of all other employees was estimated to be 25:1. We believe this ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K, promulgated by the Dodd-Frank Wall Street Reform Act and Consumer Protection Act of 2010.

To identify the median compensated employee, we used the following methodology and assumptions:

●	We collected all the compensation data for fiscal year 2018 of all our employees globally who were employed on November 25, 2018.

●

We annualized compensation for employees who were hired between November 26, 2017 and November 25, 2018. The compensation in non-US currencies was converted to U.S. dollars using exchange rates as of November 25, 2018.

●	We used the following pay elements to determine total annual compensation for the median: base salary (including overtime, vacation and holiday pay) and bonuses.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Ernst & Young LLP as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending November 30, 2019. This selection is being presented to the stockholders for their ratification at the Annual Meeting of Stockholders. The firm of Ernst & Young LLP is considered well qualified. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders with an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit and Other Fees

Audit Fees. The aggregate fees billed by Ernst & Young LLP for audit services (audit of the Company’s annual financial statements, audit of internal control over the Company’s financial reporting, review of the Company’s quarterly financial statements included in its Forms 10-Q, and assistance with and review of SEC filings) for fiscal year 2018 and fiscal year 2017 were $825,000 and $815,000, respectively.

Audit-Related Fees. The fees billed for audit-related services by Ernst & Young LLP in fiscal year 2018 were $50,800 and there were no fees billed for audit-related services in fiscal year 2017 not otherwise reported in the preceding paragraph.

Tax Fees. The aggregate fees billed by Ernst & Young LLP in fiscal year 2018 and fiscal year 2017 for tax-related services were $343,326 and $216,045, respectively. Tax compliance services accounted for $163,995 of the fees billed in fiscal year 2018 and $147,600 of the fees billed in fiscal year 2017.

All Other Fees. In each of fiscal year 2018 and fiscal year 2017, the Company paid an additional $3,360 and $2,000, respectively, to Ernst & Young LLP for a subscription to its online accounting research tool. None of the services provided by Ernst & Young LLP consisted of financial information systems design or implementation services.

The Audit Committee considered whether, and determined that, the auditor’s provision of non-audit services was compatible with maintaining the auditor’s independence. In accordance with provisions of the Sarbanes-Oxley Act of 2002, all audit and non-audit services provided to the Company by its independent auditors must be pre-approved by the Audit Committee. As authorized by that statute, the Audit Committee has delegated authority to the chairperson of the Audit Committee to pre-approve audit and non-audit services when the Audit Committee is not in session. Any decisions by the chairperson of the Audit Committee under this delegated authority will be reported at the next meeting of the Audit Committee. All services described above were pre-approved by the full Audit Committee.

Recommendation

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending November 30, 2019, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent public accountants will be reconsidered by the Audit Committee.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(SAY-ON-PAY)

In accordance with Section 14A of the Exchange Act, we are asking stockholders to approve the following advisory resolution at the Annual Meeting of Stockholders:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

The primary goal of our executive compensation program is the same as our goal for operating the Company – to maximize corporate performance and thereby create value for our stockholders. To achieve this goal we have designed an executive compensation program based on the following principles:

●	Paying for performance – A significant portion of each executive’s potential cash compensation is made subject to achieving business performance measures.

●

Alignment with the interests of stockholders – Equity awards align our executives’ financial interests with those of our stockholders by providing value to our executives if the market price of our stock increases.

●	Attracting and retaining top talent – The compensation of our executives must be competitive so that we may attract and retain talented and experienced executives in our industry.

We believe the design and operation of our compensation program effectively incorporates these principles, as illustrated by the following:

●

In recognition of the depressed economic conditions facing the Company and the rest of the industry for most of the last decade and to keep fixed costs under control, the base salaries of our executives have changed only modestly in recent years. For example, our chief executive officer’s salary has increased by 6% in the aggregate from fiscal 2015 to fiscal 2018.

●

This is the first recent year in which no annual performance-based bonus awards was earned. Our executives did earn an equity incentive award again for fiscal year 2018, based on achieving the maximum goal for cash flow from operations for 2018, and those awards will vest in January 2021. Those awards were targeted at and earned 52% of salary for the named executive officers other than Mr. Cohenour, whose target and earned award was 30% of salary. With long-term equity incentive awards comprising between 21% and 32% of total compensation in 2018, while based on at risk performance measures like the annual cash incentive (for which the threshold for 2018 was not met) we feel the executive pay mix is moving in line with shareholders’ long-term interests.

For a detailed description of our executive compensation policies and programs and how they are designed to motivate superior performance, we urge stockholders to read the Compensation Discussion and Analysis in this proxy statement beginning on page 11. The Compensation Discussion and Analysis also discusses the compensation objectives and principles that underlie the Company’s executive compensation program, the elements of the program and how performance is measured, evaluated and rewarded.

This vote is not intended to address any specific item of compensation, but rather the overall compensation that is paid to our named executive officers resulting from our compensation objectives, policies and practices as described in this proxy statement. Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Board of Directors and the Organization, Compensation and Nominating Committee value the opinions expressed by our stockholders and will review the voting results in connection with their ongoing evaluation of our executive compensation program.

Recommendation

Our Board of Directors recommends a vote FOR the above advisory resolution approving the compensation paid to our named executive officers, as disclosed in this proxy statement, and proxies solicited by the Board of Directors will be so voted unless stockholders specify a different choice.

PROPOSAL NO. 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION (SAY-ON-FREQUENCY)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, at least once every six years we are required to submit for stockholder vote a non-binding resolution to determine whether the advisory stockholder vote on executive compensation described in Proposal 3 above shall occur every one, two, or three years.

After careful consideration, the Board of Directors has determined that holding an annual advisory vote on executive compensation is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every ONE year. The Board of Directors believes an annual advisory vote is appropriate because the Organization, Compensation and Nominating Committee evaluates, adjusts and approves the compensation of our named executive officers on an annual basis. Additionally, an annual advisory vote promotes corporate transparency, and gives stockholders the opportunity to provide frequent direct input on compensation matters.

The proxy card provides stockholders with four choices (every one, two or three years, or abstain). Stockholders are not voting to approve or disapprove the Board’s recommendation.

The frequency vote is non-binding. Stockholder approval of a one, two, or three-year frequency vote will not require the Company to implement an advisory vote on executive compensation every one, two, or three years. The final decision on the frequency of the advisory vote on executive compensation remains with the Board of Directors.

The Board values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the Board and the Organization, Compensation and Nominating Committee will carefully consider the outcome of the frequency vote and other communications from stockholders when making future decisions regarding the frequency of say-on-pay votes.

Recommendation

While you have the opportunity to vote for every one, two or three years, or abstain from voting on the frequency of say-on-pay votes, our Board of Directors recommends that you vote for a frequency of say-on-pay votes of EVERY ONE (1) YEAR.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in the Proxy Statement

Any proposal that a stockholder intends to present for action at the 2020 Annual Meeting of Stockholders (“2020 Annual Meeting”) must be received by the Company not later than October 8, 2019 in order for the proposal to be included in the proxy statement and form of proxy for the 2020 Annual Meeting. Any such proposal must meet the applicable requirements of the Exchange Act and the rules and regulations thereunder. Such proposals should be sent to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

Other Stockholder Proposals and Nominations

The Company’s Bylaws prescribe the procedures that a stockholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting). The Chairman of the meeting may refuse to acknowledge the nomination of any person as a director or any other proposal by a stockholder not made in compliance with these procedures. The following summary of these procedures is qualified by reference to the Company’s Bylaws, a copy of which may be obtained, without charge, upon written request to Jay R. Hervey, Secretary, Bassett Furniture Industries, Incorporated, Post Office Box 626, Bassett, Virginia 24055.

A stockholder who desires to nominate a director for election at an annual meeting must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a stockholder’s notice must be received not later than December 7, 2019, for nominations to be made at the 2020 Annual Meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and each person whom the stockholder wishes to nominate for election as a director. The notice must be accompanied by the written consent of each proposed nominee to serve as a director of the Company, if elected.

A stockholder who desires to bring any other business before an annual meeting (other than matters that have been included in the Company’s proxy statement for such meeting) must give timely written notice thereof to the Secretary of the Company by personal delivery or by registered or certified mail, postage prepaid, at the address shown above. To be timely, a stockholder’s notice must be received not later than September 28, 2019 for business to be acted upon at the 2020 Annual Meeting. The notice must contain the information specified in the Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the meeting.

With respect to stockholder proposals not included in the Company’s proxy statement for the 2020 Annual Meeting, the persons named in the Board of Directors’ proxy for such meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a-4(c) under the Exchange Act, including with respect to proposals received by the Company after September 28, 2019.

COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED NOVEMBER 24, 2018, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, CAN BE OBTAINED WITHOUT CHARGE UPON WRITTEN REQUEST TO JAY R. HERVEY, SECRETARY, BASSETT FURNITURE INDUSTRIES, INCORPORATED, POST OFFICE BOX 626, BASSETT, VIRGINIA 24055.

ANNUAL MEETING OF STOCKHOLDERS OF

BASSETT FURNITURE INDUSTRIES, INCORPORATED

March 6, 2019

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Please sign, date and mail your proxy card in the envelope provided as soon as possible.

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20830304000000000000 0 030619

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL NOMINEES" IN THE ELECTION OF DIRECTORS, "FOR" PROPOSALS 2 AND 3 AND FOR EVERY "ONE YEAR" FOR PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- O John R. Belk
- O Kristina Cashman
- O Virginia W. Hamlet
- O George W. Henderson, III
- O J. Walter McDowell
- O Robert H. Spilman, Jr.
- O William C. Wampler, Jr.
- O William C. Warden, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4. PROPOSAL to consider and act on an advisory vote regarding the frequency of stockholder approval of the compensation paid to certain executive officers.	☐	☐	☐	☐

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY will be voted as specified herein and unless otherwise directed, will be voted FOR the election of all nominees as Directors, FOR ratification of the selection of the independent registered public accounting firm, FOR the advisory vote regarding the approval of compensation paid to certain executive officers, and FOR every ONE YEAR for the advisory vote regarding the frequency of stockholder approval of the compensation paid to certain executive officers.

The undersigned acknowledges receipt of the Notice of said Annual Meeting and of the accompanying Proxy Statement attached thereto.

Please mark, sign, date and return the proxy card using the enclosed envelope.

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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BASSETT FURNITURE INDUSTRIES, INCORPORATED

Proxy Solicited by the Board of Directors for the

Annual Meeting to be held on March 6, 2019

The undersigned hereby appoints Robert H. Spilman, Jr. and Jay R. Hervey, each or either of them, proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the $5.00 par value Common Stock of the undersigned in Bassett Furniture Industries, Incorporated at the Annual Meeting of Stockholders of the Company to be held on March 6, 2019 at 10:00 a.m., local time, at the Company's headquarters, 3525 Fairystone Park Highway, Bassett, Virginia 24055, and at any adjournments or postponements thereof. **The Board of Directors recommends voting FOR ALL NOMINEES in the election of directors, FOR proposals 2 and 3, and FOR every ONE YEAR for proposal 4.**

(Continued and to be signed on the reverse side)

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